CONFIRMING STATEMENT


     This Statement confirms that the undersigned has authorized and designated Richard W. Reichow and Alexander M. Donaldson, or either of them acting alone, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Incara Pharmaceuticals Corporation. The authority of Richard W. Reichow and Alexander M. Donaldson, or either of them acting alone, under this Statement shall continue until the undersigned is no longer required to file Form 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Incara Pharmaceuticals Corporation, unless earlier revoked in writing. The undersigned acknowledges that Richard W. Reichow and Alexander M. Donaldson, or either of them acting alone, is not assuming, nor is Incara Pharmaceuticals Corporation assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Dated:  June 30, 2004

                                          /s/ Chris A. Rallis
                                          Chris A. Rallis